Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Initiates Phase II Clinical Study in Rheumatoid
Arthritis with Investigational Oral p38 MAP Kinase Inhibitor VX-702

Cambridge, MA, June 10, 2005 – Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today announced the initiation of dosing in a Phase II clinical study in rheumatoid arthritis with VX-702, an investigational oral p38 MAP kinase inhibitor designed to inhibit cytokine production.  The study will help define the safety, tolerability and clinical activity of VX-702 in approximately 300 patients with moderate to severe RA treated for three months.

“Currently marketed anti-TNF agents, all of which must be administered by injection, have established themselves as the standard of care for modifying the course of disease in patients with moderate to severe rheumatoid arthritis,” said John Alam, M.D., Senior Vice President of Drug Evaluation and Approval at Vertex.  “The study with VX-702 will enable us to explore the opportunity to address inflammatory diseases with this oral agent that was designed to inhibit the production of TNF-alpha and other cytokines.   This Phase II study of VX-702 in rheumatoid arthritis is supported by the encouraging results seen in previous studies with this compound.”

p38 MAP kinase is involved in a variety of cellular processes, including the onset and progression of inflammation.  When activated, p38 MAP kinase triggers production of cytokines TNF-alpha and IL-1beta and IL-6, which are associated with a broad range of acute and chronic inflammatory diseases, including RA.  Based on their mechanism of action, p38 MAP kinase inhibitors could play an important role in the future treatment of a variety of inflammatory diseases.

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Study Design

The double-blind, randomized, placebo-controlled Phase II study will assess two doses of VX-702 compared to placebo.  VX-702 will be dosed once-daily without concomitant methotrexate.  The Company expects enrollment in this study to involve more than 40 centers in Europe.  The primary endpoint of the study is to measure the reduction in clinical signs and symptoms of RA in patients after 12 weeks of treatment using the American College of Rheumatology (ACR20) criteria for defining clinical improvement in RA patients.  ACR20 is a standardized measure of the number of patients who achieve at least a 20 percent improvement in ACR-specified measurement of RA activity.  Measurements of ACR50 and ACR70 improvement will also be used to define clinical response to treatment with VX-702.  The Company expects enrollment in the study to be completed by the end of 2005.

Vertex will conduct this trial as part of the strategic alliance formed with Kissei Pharmaceutical Co., Ltd. in 1997 to design, develop and commercialize orally active p38 MAP kinase inhibitors.  Under the terms of this agreement, Kissei will provide financial support for the trial.  Vertex holds development and commercial rights in the United States and Europe for its p38 MAP kinase inhibitors.  Kissei holds development and commercial rights for VX-702 in Japan and certain Asian countries.

About Rheumatoid Arthritis

In the U.S. alone, more than two million people are afflicted with chronic RA, causing pain, swelling, stiffness and loss of function in affected joints.  Although the cause of RA is unknown, women are three times more likely than men to be afflicted with the disease.  Anti-TNF agents are the leading treatment for moderate to severe RA, and U.S. sales for this class of agents reached $3.2 billion in 2004.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.   The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.  In collaboration with GlaxoSmithKline, Vertex co-promotes the HIV protease inhibitor, Lexiva®.

Lexiva® is a registered trademark of the GlaxoSmithKline group of companies.

Safe Harbor Statement

This press release may contain forward-looking statements, including statements that (i) this Phase II study of VX-702 in rheumatoid arthritis is supported by the encouraging results seen in previous studies with this compound, and (ii) the study with VX-702 will enable us to explore the opportunity to address inflammatory diseases with this oral agent; (iii) p38 MAP kinase inhibitors could play an important role in the future treatment of a variety of inflammatory diseases; and (iv) we expect that the Phase II VX-702 study will involve enrollment at more than 40 centers in Europe and enrollment in the study is expected to be completed by the end of 2005.  While management makes its best efforts to be accurate in making forward-looking statements, such statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially.  These risks and uncertainties include, among other things, the risks that clinical trials for VX-702 may not proceed as planned due to technical, scientific, supply or patient enrollment issues, that actual clinical studies of VX-702 will not reflect the results obtained in nonclinical testing and other risks listed under Risk Factors in Vertex’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Contacts:

Lynne H. Brum, VP, Corporate Communications and Financial Planning, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Zachry Barber, Specialist, Media Relations, (617) 444-6470